Exhibit 99.3

Recent Developments

Our financial results for the quarter and year ended December 31, 2015 are not yet available. Set forth below are certain preliminary estimates of the results of operations that we expect to report for our fourth quarter and full year fiscal 2015. Our actual results may differ materially from these estimates due to the completion of our financial closing procedures, final adjustments and other developments that may arise between now and the time the financial results for our fourth quarter are finalized.

U.S. GAAP Financial Results

We estimate our revenue will be in the range of $347 million to $353 million for the quarter ended December 31, 2015 compared to $354 million for the quarter ended December 31, 2014. The estimated change in revenue is due to lower revenue associated with divested businesses, lower fuel cost recovery fees, lower special waste volumes and lower recyclables revenue impacted by lower commodity prices, partially offset by revenue associated with acquired businesses and pricing gains. We estimate our revenue will be in the range of $1,393 million to $1,399 million for the year ended December 31, 2015 compared to $1,403 million for the year ended December 31, 2014. The estimated change in revenue is due to the same factors discussed in the preceding comparison of the three month periods ended December 31, 2015 and December 31, 2014.

We estimate our net loss will be in the range of $4 million to $10 million for the quarter ended December 31, 2015 compared to net income of $24 million for the quarter ended December 31, 2014. The estimated change in net income is primarily due to the release of a valuation allowance during the fourth quarter of 2014 related to a legal entity restructuring. The estimated decrease is expected to be partially offset by lower losses on fuel derivatives and pricing gains. We estimate our net loss will be in the range of $29 million to $35 million for the year ended December 31, 2015 compared to a net loss of $17 million for the year ended December 31, 2014. The estimated change in the net loss is primarily due to the release of a valuation allowance during the fourth quarter of 2014 related to a legal entity restructuring and an increase in repairs and maintenance expense. The estimated increase in net loss is expected to be partially offset by lower net fuel costs, which is defined as fuel expense less fuel recovery fees, lower losses on fuel derivatives and pricing gains.

Non-GAAP Financial Results

We estimate our adjusted EBITDA for the quarter ended December 31, 2015 will be in the range of $99 million to $105 million, an increase of 1.3% at the mid-point of the range, compared to $100 million for the quarter ended December 31, 2014. Adjusted EBITDA margin is estimated to increase by 70 basis points from 28.3% during the fourth quarter of 2014 to 29.0% at the mid-point of the range for the fourth quarter 2015. The estimated increase in margin is primarily due to pricing gains, the favorable net impact of acquiring higher margin businesses while divesting of lower margin operations and lower net fuel costs. We estimate our adjusted EBITDA will be in the range of $397 million to $403 million for the year ended December 31, 2015, an increase of 5.6% at the mid-point of the range, as compared to $379 million for the year ended December 31, 2014. Adjusted EBITDA margin is estimated to increase by 160 basis points from 27.0% for the year ended December 31, 2014 to 28.6% at the mid-point of the range for the year ended December 31, 2015. The estimated increase in adjusted EBITDA and adjusted EBITDA margin is primarily due to lower net fuel costs, the favorable net impact of acquiring higher margin businesses while divesting lower margin operations and pricing gains. These estimated increases are expected to be partially offset by an increase in repairs and maintenance expense. Our calculation of adjusted EBITDA is not necessarily comparable to that of similarly titled measures of other companies.

Capital Expenditures

We estimate capital expenditures will be in the range of $47 million to $53 million for the quarter ended December 31, 2015 and in the range of $177 million to $183 million for the year ended December 31, 2015.

The preliminary estimated financial data included in this prospectus has been prepared by, and is the responsibility of, our management. Neither our independent registered accounting firm nor any other independent registered public accounting firm has audited, reviewed, prepared or compiled, examined or performed any procedures with respect to the estimated results, nor have they expressed any opinion or any other form of assurance on our preliminary estimated financial results. This preliminary  estimated information reflects management’s estimates based solely upon information available as of the date of this prospectus and is not a comprehensive statement of our financial results for the quarter or the year ended December 31, 2015. The information presented herein should not be considered a substitute for the financial information to be filed with the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2015.

The ranges for the preliminary estimated financial results described above constitute forward-looking statements. We have provided a range for the preliminary estimated financial results described above primarily because our financial closing procedures for the quarter and year ended December 31, 2015 are not yet complete and will not be publicly available until after the completion of this offering. There is a possibility that actual results will vary materially from these preliminary estimates. Accordingly, you should not place undue reliance upon these preliminary financial results. Please refer to “Forward-Looking Statements” in this prospectus for additional information. These preliminary estimated results should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto included elsewhere in this prospectus. For additional information, please see “Risk Factors.”

Adjusted EBITDA Description and Reconciliation

For the definition of adjusted EBITDA, see “Summary Consolidated Financial Information and Other Data.”

We believe adjusted EBITDA is useful to investors in evaluating our performance compared to other companies in our industry, because it eliminates the effect of financing, income taxes, and the accounting effects of capital spending as well as certain items that are not indicative of our performance on an ongoing basis, thereby providing additional information regarding our ability to service and/or incur debt. Adjusted EBITDA is a non-GAAP measure and, when analyzing our operating performance, investors should not consider adjusted EBITDA in isolation or a substitute for net income, cash flows from operating activities, or other statement of operations or cash flow statement data prepared in accordance with GAAP.

The following table sets forth a reconciliation of estimated EBITDA and estimated adjusted EBITDA to estimated net loss, based on the high and low ends of the ranges as stated above.

	Three Months Ended December 31,			Fiscal Year Ended December 31
	2015		2014	2015		2014
	Low	High	Actual	Low	High	Actual
	(in millions, except per share data and percentages)
	(unaudited)
Net (loss) income	$(9.7)	$(3.7)	$24.1	$(34.5)	$(28.5)	$(17.1)
Loss from discontinued operations, net			—			(0.3)
(Loss)/income from continuing operations	(9.7)	(3.7)	24.1	(34.5)	(28.5)	(17.4)
Additions/deductions:
Income tax benefit	(7.6)	(3.6)	(68.5)	(21.4)	(17.4)	(80.6)
Interest expense	34.0	34.0	35.7	138.0	138.0	141.5
Depreciation and amortization	66.3	62.3	64.7	261.1	257.1	271.4
Accretion and landfill retirement obligations	3.2	3.2	4.2	13.2	13.2	13.5
Accretion on loss contracts and other long term liabilities	0.2	0.2	0.2	0.8	0.8	0.9
EBITDA from continuing operations	$86.4	$92.4	$60.4	$357.2	$363.2	$329.3
Adjustments:
Acquisition and developments costs	0.1	0.1	0.1	1.4	1.4	0.1
Stock option vesting	1.4	1.4	0.3	3.0	3.0	2.1
Earnings in equity investee, net	0.8	0.8	(0.2)	0.3	0.3	(0.1)
Restructuring charges	—	—	1.0	—	—	4.6
Loss on disposal of businesses and assets and other non-cash income	3.3	3.3	1.0	15.2	15.2	1.2
Asset impairment including goodwill	—	—	5.3	6.4	6.4	5.3
Unrealized (gain)/loss on fuel derivative instruments	(2.3)	(2.3)	27.3	(11.0)	(11.0)	27.3
Gain on redemption of security	—	—	—	(2.5)	(2.5)	—
Rebranding and integration costs	—	—	3.2	—	—	7.1
Realized loss on fuel derivative instruments	8.2	8.2	1.8	26.4	26.4	1.9
Other	0.6	0.6	—	0.6	0.6	—
Adjusted EBITDA from continuing operations	$98.5	$104.5	$100.2	$397.0	$403.0	$378.8
Adjusted EBITDA Margin from continuing operations	28.2%	29.9%	28.3%	28.4%	28.9%	27.0%